UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): December 22, 2023
Life Time Group Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-40887	47-3481985
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2902 Corporate Place
Chanhassen, Minnesota 55317
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (952) 947-0000
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common stock, par value $0.01 per share	LTH	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
    Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On December 22, 2023, Life Time Group Holdings, Inc. (the “Company”) agreed with Robert Houghton, the Company’s Executive Vice President and Chief Financial Officer, that Mr. Houghton will resign from his position as Chief Financial Officer effective as of December 31, 2023 and will cease his service to the Company effective January 5, 2024. In connection with this separation of service, the Company and Mr. Houghton have agreed on the terms of a Separation Agreement and General Release (the “Agreement”) to be entered into in connection with Mr. Houghton’s last day of employment. The Company has appointed Erik Weaver, the Company’s Senior Vice President and Controller, to the additional position of interim Chief Financial Officer effective January 1, 2024. Mr. Weaver will report to Bahram Akradi, the Company’s Chairman and Chief Executive Officer.
Pursuant to the Agreement, as approved by the Compensation Committee, (1) the Company will pay to Mr. Houghton a lump sum cash payment equal to $505,000; (2) Mr. Houghton will be eligible to vest in the restricted stock units that were granted to him as part of his annual bonus for 2023, which vesting will be based on actual results under the Company’s 2023 annual incentive program, and any performance that exceeds the target performance metric will be paid to Mr. Houghton in a lump sum cash payment, and if the Board of Directors or the Compensation Committee of the Company were to exercise positive or negative discretion in the amount of the annual bonus compared to the previously approved performance metrics, Mr. Houghton would be treated equally with such other executives with respect to the exercise of such discretion; (3) subject to the Company achieving the 2023 performance metrics set forth in the March 2023 award of restricted stock units to Mr. Houghton, Mr. Houghton will vest in 7,238 restricted stock units in or around March 2024 notwithstanding his termination of service from the Company; provided, that if the Company does not meet some or all of such performance criteria but determines to exercise discretion to allow some or all of the similarly granted restricted stock units for the Company’s other executives to nonetheless vest, Mr. Houghton will be treated equally with such other executives; and (4) Mr. Houghton will vest in 13,076 stock options in March 2024 notwithstanding his termination of service from the Company and such stock options will be exercisable through March 2033. Additionally, the Company has agreed to pay the total cost of Mr. Houghton’s continued health insurance benefits until the earlier of June 2025 and when he becomes eligible for coverage under his new employer’s health insurance policies, and to continue his Life Time club membership through December 31, 2024. These benefits are contingent upon Mr. Houghton not rescinding the Agreement and complying with certain restrictive covenants, including confidentiality, non-competition and non-solicitation.
The foregoing description of the Agreement is not complete and is subject to and qualified in its entirety by reference to the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K, the terms of which are incorporated by reference herein.
Mr. Weaver, age 45, joined the Company in 2004 and has served as the Company’s Senior Vice President and Controller, as well as its principal accounting officer, since April 2022. Mr. Weaver served as the Company’s Vice President and Controller from 2018 until April 2022 and as the Company’s Assistant Controller from 2016 to 2018. As Senior Vice President and Controller, he is responsible for the Company’s accounting, financial reporting and tax functions. Mr. Weaver holds a Master of Business Administration from Hamline University.
Mr. Weaver has no family relationships with any member of the Company’s Board of Directors or any other executive officer of the Company, and is not a party to any transaction with the Company or any subsidiary of the Company. Mr. Weaver and the Company have not entered into any employment agreement or materially amended Mr. Weaver’s compensatory arrangement in connection with his appointment as the Company’s interim Chief Financial Officer.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description
10.1	Separation Agreement and General Release by and between Robert Houghton and Life Time, Inc., to be effective as of January 5, 2024.
104	Cover page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Life Time Group Holdings, Inc.

Date: December 26, 2023	By:	/s/ Eric Buss
Eric Buss
Executive Vice President and Chief Administrative Officer
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